Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated May 1, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PW51

Principal Amount (in Specified Currency): $170,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: May 1, 2008

Original Issue Date: May 6, 2008

Stated Maturity Date: June 2, 2009

Initial Interest Rate: Three month LIBOR determined on May 2, 2008
		       minus 0.08%

Interest Payment Period: Quarterly

Interest Payment Dates: June 2, 2008, September 2, 2008,
			December 2, 2008, March 2, 2009, June 2, 2009

Net Proceeds to Issuer: $169,962,000

Agents' Discount or Commission: See "Additional Terms of the Notes -
				Plan of Distribution"

Agents:	Banc of America Securities LLC
J.P. Morgan Securities Inc.
Toyota Financial Services Securities USA Corporation

Agents' Capacity:  See "Additional Terms of the Notes -
		   Plan of Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): - 0.08%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: June 2, 2008
Interest Rate Reset Period: Quarterly
Interest Reset Dates: the same day as the related Interest Payment DateInterest Determination Date: the second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of the Third
Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation ("TFSS USA") (such agreement, the "Distribution Agreement"), J.P. Morgan Securities Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan Securities Inc. $105,000,000 in principal amount of the Notes (the "J.P. Morgan Notes") at 99.99% of such principal amount. J.P. Morgan Securities Inc. will receive a discount or commission equal to 0.01% of such principal amount.

Under the terms of and subject to the conditions of an Appointment Agreement dated September 25, 2007 and an Appointment Agreement Confirmation dated May 1, 2008 (which incorporates by reference the Distribution Agreement), each between TMCC and Banc of America Securities LLC, Banc of America Securities LLC, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America Securities LLC $50,000,000 in principal amount of the Notes (the "Banc of America Notes") at 99.99% of such principal amount. Banc of America Securities LLC will receive a discount or commission equal to 0.01% of such principal amount.

Under the terms and conditions of the Distribution Agreement, the obligations of J.P. Morgan Securities Inc. and Banc of America Securities LLC to purchase the J.P. Morgan Notes and the Banc of America Notes, respectively, are several and not joint, and in the event of a default by either of J.P. Morgan Securities Inc. or Banc of America Securities LLC, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of J.P. Morgan Securities Inc. and Banc of America Securities LLC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Subject to the terms and conditions set forth in the Distribution Agreement, TMCC is offering $15,000,000 in principal amount of the Notes offered hereby (the "TFSS USA Notes") at 100.00% of such principal amount through TFSS USA, acting as agent, and TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes. TFSS USA will receive a discount or commission equal to 0.15% of the principal amount of any TFSS USA Notes sold.